EXHIBIT 99.01
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, each of the undersigned parties hereby agrees to file jointly the statement on Schedule 13G (including any amendments thereto) with respect to the common stock, par value $0.001, of Millennial Media, Inc.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning another party unless such party knows or has reason to believe such information is inaccurate.  It is understood and agreed that a copy of this agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of the parties hereto.

Dated: August 23, 2013

FORTUNE CAPITAL HOLDINGS ENTERPRISES LIMITED

By:	/s/ Luo Qian Qian Chrissy
	Name:	Luo Qian Qian Chrissy
	Title:	Director

/s/ Luo Qian Qian Chrissy
Luo Qian Qian Chrissy